Exhibit 3.4

MEDEQUITIES REALTY TRUST, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1. Principal Office.

The principal office of MedEquities Realty Trust, Inc. (the “Corporation”) in the State of Maryland shall be located at such place as the Board of Directors of the Corporation (the “Board of Directors”) may designate from time to time.

Section 2. Additional Offices.

The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place.

All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. Annual Meeting.

An annual meeting of stockholders for the election of directors and the transaction of any business as may properly be brought before the meeting and within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. Special Meetings.

(a) General. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders, and the person or group who has called a special meeting shall, except as provided in Section 3(b)(5) of this Article II, set the date, time and place of such special meeting. Subject to Section 3(b) of this Article II, a special meeting of stockholders shall also be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b) Stockholder Requested Special Meetings.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). To be in proper form, such Record Date Request Notice shall set forth:

(i) as to the purpose of the special meeting and to any business that the requesting stockholder proposes to bring before the special meeting, (A) a reasonably detailed description of such purpose and the business to be conducted, the stockholder’s reasons for proposing such business at the special meeting, and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a reasonably detailed description of all agreements, arrangements and understandings (I) between or among the stockholder and/or any of the Stockholder Associated Persons or (II) between or among the stockholder and/or any of the Stockholder Associated Persons, on the one hand, and any other person or entity (including their names), on the other hand, in connection with the request for the special meeting or the business proposed to be conducted at the special meeting;

(ii) as to each requesting stockholder and Stockholder Associated Person, (A) the name and address of such stockholder or Stockholder Associated Person, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person, (B) the class, series and number of all shares of stock or other securities of the Corporation or any subsidiary thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person; provided, that, for purposes of the foregoing and wherever else used in this Article II, references to “beneficial” ownership or other correlative terms shall be deemed to have the meaning given thereto under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such person or entity shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such person or entity has a right to acquire beneficial ownership at any time in the future;

(iii) as to each requesting stockholder or Stockholder Associated Person, any Disclosable Interests (as defined below) or Other Disclosable Interests (as defined below);

(iv) all information relating to each requesting stockholder or Stockholder Associated Person and each matter of business proposed to be acted on at the special meeting that must be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules and regulations promulgated thereunder; and

(v) the signature and date of signature of each requesting stockholder (or of their agents, duly authorized in a writing accompanying the Record Date Request Notice).

In addition, each stockholder submitting a Record Date Request Notice and each Stockholder Associated Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Request Record Date.

(2) Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten (10) days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth (10th) day after the first date on which the Record Date Request Notice is received by the secretary. If the Board of Directors shall determine that any request to fix a record date or demand to call and hold a special meeting was not properly made in accordance with this Article II, or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Article II, then the Board of Directors shall not be required to fix a Request Record Date and the secretary shall not be required to call a special meeting of stockholders.

(3) In order for any stockholder to request a special meeting to act on any matter described in a Record Date Request Notice that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed and dated by stockholders of record (or by their agents duly authorized in a writing accompanying the Special Meeting Request) as of the applicable Request Record Date entitled to cast not less than a majority (the “Special Meeting Percentage”) of all of the votes entitled to be cast on such matter at such meeting shall be delivered to the secretary. No business may be considered at a special meeting called by the secretary in accordance with Section 3(b) of this Article II (a “Stockholder-Requested Special Meeting”) except as described in the applicable Record Date Request Notice or at the direction of the Board of Directors. The Special Meeting Request shall be sent to the secretary by registered mail, return receipt requested, and be received by the secretary within sixty (60) days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the secretary.

Each stockholder providing a Special Meeting Request (other than a stockholder that provides a Special Meeting Request in response to a solicitation made pursuant to a solicitation statement filed on Schedule 14A pursuant to, and in accordance with, Regulation 14A under the

Exchange Act) shall provide the information about such stockholder and any Stockholder Associated Person required to be provided in a Record Date Request Notice pursuant to Section 3(b)(1) of this Article II (or, if applicable, shall update any information provided by such stockholder in a Record Date Request Notice), so that such information with respect to the stockholder and each Stockholder Associated Person is true and correct as of the record date for the Stockholder-Requested Special Meeting (the “Meeting Record Date”) and as of the date that is ten (10) Business Days (as defined below) prior to the date of the Stockholder-Requested Special Meeting and the date(s) of any adjournment or postponement thereof. Any such update and supplement shall be sent to the secretary by courier or registered mail, return receipt requested, and shall be received by the secretary, in the case of information required to be provided as of the Meeting Record Date, not later than five (5) Business Days after the Meeting Record Date and, in the case of information required to be provided as of the date that is ten (10) Business Days prior to the date of such Stockholder-Requested Special Meeting and the date(s) of any adjournment or postponement thereof, not later than eight (8) Business Days prior to the date of the Stockholder-Requested Special Meeting or, if practicable, the date(s) of any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Stockholder-Requested Special Meeting has been adjourned or postponed). In addition, each stockholder providing a Special Meeting Request and each Stockholder Associated Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to call a Stockholder-Requested Special Meeting.

(4) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a Stockholder- Requested Special Meeting and such meeting shall not be held unless, in addition to the Special Meeting Request required by Section 3(b)(3) of this Article II, the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(5) A Stockholder-Requested Meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than ninety (90) days after the Meeting Record Date; and provided further that if the Board of Directors fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., Eastern Time, on the ninetieth (90th) day after the Meeting Record Date, or, if such ninetieth (90th) day is not a Business Day, on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for any Stockholder-Requested Meeting, the chairman of the board, chief executive officer, president or Board of Directors may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or other special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within thirty (30) days after the

Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder- Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of Section 3(b)(4) of this Article II.

(6) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(7) The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agents of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five (5) Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(8) For purposes of this Article II, “Stockholder Associated Person” of any stockholder means (i) the beneficial owner or beneficial owners, if different, of shares of stock of the Corporation at whose request the notice is given pursuant to this Article II, (ii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or, if applicable, such beneficial owner and (iii) any other person with whom such stockholder or, if applicable, such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

(9) For purposes of this Article II, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Regulation 14A under the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(10) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Section 4. Notice.

Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the date, time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by applicable law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder at such address objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice of such special meeting. The Corporation may postpone or cancel a meeting of stockholders by making a Public Announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten (10) days prior to such date and otherwise in the manner set forth in this section.

Section 5. Organization and Conduct.

Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the chairman of the Board of Directors, by one of the following officers present at the meeting in the following order: the vice chairman of the Board of Directors, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy at such meeting. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary of the meeting. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting.

The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such other actions as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation: (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. Quorum.

At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If, however, such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than one hundred twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. Voting.

A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast in favor of a matter (other than the election of directors) at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any such matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Unless otherwise determined by the chairman of the meeting, voting on any question or in any election may be viva voce rather than by ballot.

Section 8. Proxies.

A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed or authorized by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven (11) months after its date, unless otherwise provided in the proxy.

Section 9. Voting of Stock by Certain Holders.

Stock of the Corporation registered in the name of a corporation, partnership, limited liability company, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10. Inspectors.

The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the validity of any proxies of ballots, (v) perform such tasks as may be required by applicable law and (vi) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. Advance Notice of Nominees for Director and Other Stockholder Proposals.

(a) Annual Meetings of Stockholders.

(1) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who (A) was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) of this Article II and at the time of the annual meeting, (B) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and (C) has complied with this Section 11(a) of this Article II. Except for proposals properly made pursuant to, and in accordance with, Rule 14a-8 under the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 11(a)(1)(iii) of this Article II, the stockholder must have given timely notice (as defined below) thereof in writing and in proper form to the secretary, provided any updates or supplements to such notice at the times and in the forms required by this Section 11 of this Article II and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 of this Article II and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, or the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made. The Public Announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) To be in proper form, such stockholder’s notice to the secretary shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii) as to any other business that the stockholder proposes to bring before the meeting, (A) a reasonably detailed description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a reasonably detailed description of all agreements, arrangements and understandings (I) between or among the stockholder and/or any of the Stockholder Associated Persons or (II) between or among the stockholder and/or any of the Stockholder Associated Persons, on the one hand, and any other person or entity (including their names), on the other hand, in connection with the proposal of such business by such stockholder;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of Company Securities, if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) (I) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder, any Proposed Nominee or any Stockholder Associated Person, the purpose or effect of which is to give such stockholder, Proposed Nominee or Stockholder Associated Person economic risk similar to ownership of shares or units of any Company Securities, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares or units of any Company Securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares or units of any Company Securities (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares or units to such stockholder, Proposed Nominee or Stockholder Associated Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or units or (z) such stockholder, Proposed Nominee or Stockholder Associated Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (II) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Regulation 14A under the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such stockholder, Proposed Nominee or Stockholder Associated Person has or shares a right to vote any shares or units of any Company Securities,

(III) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, Proposed Nominee or Stockholder Associated Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares or units of any Company Securities held by, manage the risk of price changes for, or increase or decrease the voting power of, such stockholder, Proposed Nominee or Stockholder Associated Person with respect to the shares or units of any Company Securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares or units of any Company Securities (“Short Interests”), (IV) any rights to dividends on the shares or units of any Company Securities owned beneficially by such stockholder, Proposed Nominee or Stockholder Associated Person that are separated or separable from the underlying Company Securities, (V) any performance-related fees (other than an asset based fee) that such stockholder, Proposed Nominee or any Stockholder Associated Person is entitled to based on any increase or decrease in the price or value of shares or units of any Company Securities, or any Synthetic Equity Interests or Short Interests, if any, (VI) (x) if such stockholder or any Stockholder Associated Person with an interest or ownership, or that has taken an action referred to in Section 11(a)(3)(ii) or(iii)(other than this Section 11(a)(3)(C)(VI)) is not a natural person, the identity of the natural person or persons associated with such stockholder or Stockholder Associated Person responsible for the formulation of and decision to propose the business to be brought before the meeting or nominate any such Proposed Nominee (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such stockholder or Stockholder Associated Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such stockholder or Stockholder Associated Person to propose such business to be brought before the meeting or nominate any such Proposed Nominee, and (y) if such stockholder or any such Stockholder Associated Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such stockholder or Stockholder Associated Person to propose such business to be brought before the meeting or nominate any such Proposed Nominee, (VII) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation held by such stockholder, any Proposed Nominee and any

Stockholder Associated Person, (VIII) any direct or indirect interest of such stockholder, any Proposed Nominee and any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (IX) any pending or threatened litigation in which such stockholder, any Proposed Nominee or any Stockholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (X) any material transaction occurring during the prior twelve months between such stockholder, Proposed Nominee and any Stockholder Associated Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (XI) a summary of any material discussions regarding the business proposed to be brought before the meeting or the nomination or identity of the Proposed Nominee (x) between or among any stockholder, Proposed Nominee and any Stockholder Associated Person or (y) between or among any stockholder, Proposed Nominee and any Stockholder Associated Person and any other record or beneficial holder of the shares or units of any Company Securities (including their names) and (XII) any other information relating to such stockholder, Proposed Nominee and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such stockholder and any Stockholder Associated Person in support of the business proposed to be brought before the meeting or the election of any Proposed Nominee pursuant to, and in accordance with, Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (I) through (XII) are referred to as “Disclosable Interests”); provided, however, that the Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner,

(D) Without limiting the foregoing, any other substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any subsidiary thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series (the disclosures to be made pursuant this Sub-Section (D) are referred to as “Other Disclosable Interests”); provided, however, that the Other

Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner, and

(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and/or any Stockholder Associated Person, on the one hand, and each Proposed Nominee, his or her respective affiliates and associates and any other persons with whom such Proposed Nominee (or any of his or her respective affiliates and associates) is Acting in Concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to this paragraph are referred to as “Nominee Information”);

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in Sections 11(a)(3)(ii) or (iii) of this Article II and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by (i) a certificate executed by the Proposed Nominee certifying that such Proposed Nominee (A) will serve as a director of the Corporation if elected, (B) is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s duties under applicable law, (C) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (D) would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Corporation; and (ii) an attached completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange or over-the-counter market on which the Corporation’s stock is listed or admitted to trading).

(5) Notwithstanding anything in this Section 11(a) of this Article II to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no Public Announcement of such action at least one hundred thirty (130) days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) of this Article II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors, or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 of this Article II and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11 of this Article II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Section 11(a)(3) of this Article II, shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Public Announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(1) If information submitted pursuant to this Section 11 of this Article II by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11 of this Article II. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two (2) Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11 of this Article II, and (B) a written update of any information (including, if requested, by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 of this Article II as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11 of this Article II.

(2) Only such individuals who are nominated in accordance with this Section 11 of this Article II shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11 of this Article II. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 of this Article II.

(3) For purposes of this Section 11, (i) “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission (“SEC”) from time to time, and (ii) “Public Announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the SEC pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 11 of this Article II, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11 of this Article II. Nothing in this Section 11 of this Article II shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to, and in accordance with, Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 of this Article II shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person pursuant to, and in accordance with, Regulation 14A under the Exchange Act.

Section 12. Control Share Acquisition Act.

Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) (the “MGCL”) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 13. Telephone Meetings.

The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting of stockholders by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 14. Stockholders’ Consent in Lieu of Meeting.

Subject to Section 5.10 of the Charter, Article XVII hereof and the notice provisions of Section 4 of this Article II, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceeds of the stockholders.

ARTICLE III

DIRECTORS

Section 1. General Powers.

The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. Number, Tenure and Resignation.

At any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than fifteen (15), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Directors shall be elected at the annual meeting of stockholders, and each director shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Any director of the Corporation may resign at any time by delivering his or her resignation in writing to the Board of Directors, the chairman of the Board of Directors or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. Annual and Regular Meetings.

An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, with no notice other than this Bylaw being necessary, or at such other date, time and place as may be determined by the Board of Directors and specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the date, time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. Special Meetings.

Special meetings of the Board of Directors may be called by or at the request of the chairman of the Board of Directors, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the date, time and place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 5. Notice.

Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting. Notice by United States mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. Quorum.

A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. Voting.

The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. Organization.

At each meeting of the Board of Directors, the chairman of the Board of Directors shall act as chairman of the meeting. In the absence of the chairman of the Board of Directors, the chief executive officer, if a director, or, in the absence of the chief executive officer, the president, if a director, or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. Telephone Meetings.

Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. Consent by Directors Without a Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. Vacancies.

If for any reason any or all of the directors cease to be directors, such event shall not terminate the existence of the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, and subject to the right of the stockholders to fill any vacancy that results from the removal of a director at a Special Election Meeting held in accordance with Article XVII hereof, any vacancy (including a vacancy created by an increase in the number of directors) on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12. Compensation.

Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13. Reliance.

Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. Certain Rights of Directors and Officers.

A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 15. Ratification.

The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 16. Emergency Provisions.

Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of directors necessary to constitute a quorum shall be one-third (1/3) of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1. Number, Tenure and Qualifications.

The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. The exact composition of each committee, including the total number of directors and the number of independent directors on each such committee, shall at all times comply with any applicable listing requirements and rules and regulations of the New York Stock Exchange or any other national securities exchange on which the Corporation’s common stock is then listed, as such rules and regulations may be modified or amended from time to time, and any applicable rules and regulations of the SEC, as such rules and regulations may be modified or amended from time to time.

Section 2. Powers.

The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

Section 3. Meetings.

Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two (2) members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 4. Telephone Meetings.

Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. Consent by Committees Without a Meeting.

Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. Removal and Vacancies.

Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership or size of any committee (including the removal of any member of such committee), to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. General Provisions.

The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the Board of Directors, a vice chairman of the Board of Directors, a chief executive officer, a chief operating officer, a chief financial officer, one (1) or more assistant secretaries and one (1) or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one (1) or more vice presidents, assistant secretaries, and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two (2) or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. Removal and Resignation.

Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation in writing to the Board of Directors, the chairman of the Board of Directors, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. Vacancies.

A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. Chief Executive Officer.

The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the Board of Directors shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed the Board of Directors from time to time.

Section 5. Chief Operating Officer.

The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as prescribed by the Board of Directors or the chief executive officer.

Section 6. Chief Financial Officer.

The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties prescribed by the Board of Directors or the chief executive officer.

Section 7. Chairman of the Board of Directors.

The Board of Directors may designate from among its members a chairman of the Board of Directors. The Board of Directors may designate the chairman of the Board of Directors as an executive or non-executive chairman. The chairman of the Board of Directors shall preside over the meetings of the Board of Directors. The chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 8. President.

In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9. Vice Presidents.

In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president, and shall perform such other duties as from time to time may be assigned to such vice president by the Board of Directors or chief executive officer. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president or as vice president for particular areas of responsibility.

Section 10. Secretary.

The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11. Treasurer.

The treasurer shall (a) have the custody of the funds and securities of the Corporation, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and (d) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12. Assistant Secretaries; Assistant Treasurers.

The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13. Compensation.

The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors. No officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. Contracts.

The Board of Directors or a committee of the Board of Directors acting within the scope of its delegated authority may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or such other committee and executed by an authorized person.

Section 2. Checks and Drafts.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. Deposits.

All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. Certificates.

Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner required by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. Transfers.

All transfers of shares of stock shall be made on the books of the Corporation and the books of the transfer agent of the Corporation, if applicable, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender to the Corporation or, if authorized by the Corporation, the transfer agent of the Corporation of certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation, or, if authorized by the Corporation, the transfer agent of the Corporation, shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. Replacement Certificate.

Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4. Fixing of Record Date.

Subject to the provisions of Article II, Section 3, the Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than one hundred twenty (120) days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

Section 5. Stock Ledger.

The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. Fractional Stock; Issuance of Units.

The Board of Directors may authorize the Corporation to issue fractional stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. Authorization.

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. Contingencies.

Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICIES

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1. Seal.

The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation, and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. Affixing Seal.

Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse all reasonable costs, fees and expenses (including attorneys’ fees, costs and expenses) in advance of final disposition of any Proceeding (as defined below) to (a) any individual who is a present or former director or officer of the Corporation and who was or is made or threatened to be made a party to any pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who was or is made or threatened to be made a party to any Proceeding by reason of his or her service in that capacity. The rights to indemnification and to be paid or reimbursed expenses in advance of a final disposition of any Proceeding provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and payment or reimbursement of expenses in advance to (i) an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and (ii) any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by the Corporation or by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Maryland General Corporation Law or the Charter or Bylaws of the Corporation, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, however, that the affirmative vote of at least two-thirds of the votes entitled to be cast at a meeting of the holders of the outstanding Registrable Shares or the written or electronic consent of the holders of at least two-thirds of the outstanding Registrable Shares shall be required in order to amend or alter Article XVII hereof.

ARTICLE XVI

SEVERABILITY

If any provision of these Bylaws shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of the Bylaws in any jurisdiction.

ARTICLE XVII

SPECIAL ELECTION MEETING

Section 1. Special Meeting Trigger.

Subject to the last sentence of this Section 1, if either: (i) a Registration Statement on Form S-11 or such other form under the Securities Act of 1933, as amended, then available to the Corporation relating to Registrable Shares (as such term is defined in that certain Registration Rights Agreement, dated as of July 31, between the Corporation and FBR Capital Markets & Co. (the “Registration Rights Agreement”)) (the “Shelf Registration Statement”) has not been declared effective by the SEC, or (ii) the Corporation common stock has not been listed for trading on a national securities exchange, prior to the date that is one hundred eighty (180) days after the initial filing of the Shelf Registration Statement, or, if the Corporation completes its initial public offering pursuant to an IPO Registration Statement (as such term is defined in the Registration Rights Agreement), on a date that is on or before sixty (60) days after the completion of such initial public offering (each, a “Trigger Date”), then a special meeting of stockholders shall be called in accordance with the provisions hereof (the “Special Election Meeting”); provided that the requirement to hold a Special Election Meeting may be waived or deferred upon the Corporation’s receipt of the consent, at a duly called meeting or by written or electronic consent, of the holders of at least two-thirds of the outstanding Registrable Shares (other than any Registrable Shares held by the Corporation’s directors and “executive officers” (as that term is defined in Rule 3b-7 under the Exchange Act)). The Special Election Meeting shall occur as soon as possible following the Trigger Date but in no event more than thirty (30) days after the Trigger Date.

If the Corporation has filed an IPO Registration Statement (as such term is defined in the Registration Rights Agreement) prior to the effective date of the Shelf Registration Statement and has used or is using commercially reasonable efforts to complete such initial public offering, the Corporation shall have the right to defer the effectiveness of the Shelf Registration Statement until up to sixty (60) days after the date that is one hundred eighty (180) days after the initial filing of the Shelf Registration Statement.

Section 2. Purposes of Meeting.

The Special Election Meeting shall be called solely for the purposes of: (a) considering and voting upon proposals to remove each then-serving director of the Corporation; and (b) electing such number of directors as there are then vacancies on the Board of Directors, including any vacancies created pursuant to this Article XVII. The removal of any director pursuant to this Article XVII shall be effective immediately upon the receipt of the final report by the officer presiding over the Special Election Meeting of the result of the vote on the proposal to remove any such director.

Section 3. Nominations.

Nominations of individuals for election to the Board of Directors at the Special Election Meeting may only be made (a) by or at the direction of the Board of Directors or (b) upon receipt by the Corporation of written notice of holders of Registrable Shares entitled to cast, or direct the casting of, not less than 20% of all the votes entitled to be cast at the Special Election Meeting (excluding the votes entitled to be cast by the directors or executive officers of the Corporation) and containing the information specified by Section 4 of this Article XVII and any other information required by these Bylaws in order to nominate an individual for election as a director of the Corporation. Each individual whose nomination is made in accordance with this Section 3 is hereinafter referred to as a “Special Election Meeting Nominee.”

Section 4. Procedures for Stockholder Nominations.

For nominations of individuals for election to the Board of Directors to be properly brought before the Special Election Meeting pursuant to Section 3 of this Article XVII, the holders of Registrable Shares must have given notice thereof in writing to the Secretary not later than 5:00 p.m., Eastern Time, on the tenth (10th) calendar day after the Trigger Date. Such notice shall include each such proposed Special Election Meeting Nominee’s written consent to serve as a director, if elected, and shall specify:

(a) as to each proposed Special Election Meeting Nominee, the name, age, business address and residence address of such proposed Special Election Meeting Nominee and all other information relating to such proposed Special Election Meeting Nominee that would be required, pursuant to Regulation 14A promulgated under the Exchange Act (or any successor provision), to be disclosed in a contested solicitation of proxies with respect to the election of such individual as a director; and

(b) as to each Holder giving the notice, the class, series and number of all shares of common stock of the Corporation that are owned by such Holder, beneficially or of record.

Section 5. Notice.

Not less than fifteen (15) nor more than twenty-five (25) days before the Special Election Meeting, the Secretary shall give to each stockholder entitled to vote at, or to receive notice of, such Special Election Meeting at such stockholder’s address as it appears in the records of the Corporation, notice in writing setting forth (i) the time and place of the Special Election Meeting, (ii) the purposes for which the Special Election Meeting has been called and (iii) the name of each Special Election Meeting Nominee.

Section 6. Conditions for Removal of Article XVII.

Notwithstanding the restrictions set forth in Article XV hereof, if (i) a Special Election Meeting has been called and has taken place in accordance with the provisions of this Article XVII or (ii) (x) the Shelf Registration Statement has been declared effective and (y) the common stock of the Corporation has been listed for trading on a national securities exchange, then this Article XVII shall have no further force or effect and shall be removed from these Bylaws without further action by the Board of Directors or the assent or vote of the stockholders of the Corporation.